EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Acacia Research Corporation on Forms S-3 (File Nos. 333-122452, 333-133529, 333-157623) and on Forms S-8 (File Nos. 333-102181, 333-109352, 333-119811, 333-127583, 333-131463, 333-140280, 333-144754, 333-149849, 333-157626, 333-165110).

/s/ GRANT THORNTON LLP
Irvine, California
February 28, 2011